Exhibit 10.3

Rental Agreement

between

Süss Grundstücksverwaltungs GbR,
represented by Dr. Winfried Süss,
Südliche Münchner Str. 51
820131 Grünwald

- hereinafter known as the Lessor -

and

Cascade Microtech Dresden GmbH
legally represented by Managing Dir. Dr. Claus Dietrich
Süss-Straße 1, 01561 Sacka

- hereinafter known as the Lessee -

§ 1

Rental property

The Lessor shall rent to the Lessee, in the municipality of Sacka near Dresden, on the “Am Straßenberg” parcels 591/1, 592/1 and 593/1 with a total of 52,998 square meters, one building with an office wing and manufacturing hall, having a total interior area of 2,784 square meters (Sacka I), and a second building with an office wing and manufacturing hall, having an interior area of 1,100 square meters (Sacka II), as well as the associated exterior facilities.

The scope of the overall rented property shall be determined on the basis of the site plan included as a component of this Agreement.

The Lessee is already familiar with the rental property from previous use. The property shall be rented in the known condition, which is documented by way of a joint inspection, as is. The existing condition at the time this Agreement is signed shall be acknowledged as contractually agreed.

The Lessor shall, at the Lessee’s request, create a connecting structure between the two buildings, Sacka I and Sacka II, by the end of the fourth quarter of 2011, at the Lessor’s expense.

§ 2

Rental purpose

The rental shall take place for the purpose of operating a plant to manufacture and sell optical devices, precision mechanics, electronics and other technical devices for the fields of science and industry. The rental property shall only be used for this contractually agreed purpose. Any changes to the intended purpose require prior written permission from the Lessor. Such permission can only be refused for good cause.

The Lessee must, at its own expense, obtain any necessary official permits or authorizations for changing or expanding the intended purpose.

§ 3

Rental agreement – term of rental

The Rental Agreement shall begin on June 1, 2011 and end on December 31, 2017.

It shall be extended by one year in each case if it is not terminated before this time or during the subsequent period before the end of the Agreement, with one year’s notice to the end of a calendar month. Termination must take place in writing, via registered letter.

The Lessee can request an additional five-year extension of the Rental Agreement no later than six months before the end of the Rental Agreement, as long as the other contractual provisions are fulfilled. The Lessee must exercise the extension option in writing, and the Lessor must confirm it in writing.

The Lessor shall ensure that the provisions of this Rental Agreement remain valid without modification, regardless of any sale of the rental property.

§ 4

Rent

The regular monthly rent for the rental property in its current condition (Sacka I and II), including all exterior facilities available for use by the Lessee, open spaces and traffic routes, shall be €21,362.00, which corresponds to a rate of €5.50/m2.

Starting in the month after the completion and transfer of the connecting structure described in §1 for use by the Lessee, the monthly rent shall increase in proportion to the newly created usable interior space.

Furthermore, the amount paid to the Lessor by Sächsische Aufbaubank, in light of the renovation measures intended by the Lessee to the rental property, shall be taken into account as a rent reduction. The rent reduction shall take effect in the month of the first assistance benefit (payment to the Lessor). The assistance amount expected at this point shall then be paid linearly over the remaining months of the Agreement term in the form of a rent reduction.

Fictitious sample calculation as clarification:

The expected assistance amount (benefit notification from SAB) is €120,000.

The initial assistance benefit of €20,000 is paid in October 2011.

The remainder of the Agreement term is 74 months.

The rent reduction starting in October 2011 shall be €120,000/74 (in other words, €1621), which corresponds to a new rent of €19,741 (€5.01/m2).

The Lessee must additionally pay any value-added tax invoiced by the Lessor in the applicable amount. The rent must be paid on a monthly basis in advance, and must be received by the Lessor no later than the 5th business day of the month.

In the event of a late rent payment and/or additional costs, the Lessor shall be entitled to request late fees in the amount of 8 percentage points over the base lending rate.

If the Lessee is in arrears with payments, partial payments shall be offset according to the Lessor’s instructions regardless of the explicit offsetting requirement.

§ 5

Deposit

In order to secure all primary and secondary claims by the Lessor arising from the rental relationship, the Lessee shall provide a directly enforceable, open-ended, unconditional guarantee from a German banking institution upon initial request, equal to two gross monthly rent payments; in other words, €63,550.00. The original guarantee certificate must be provided at the latest upon the signing of the Agreement. The Lessor shall be entitled to make the conclusion of the Agreement dependent upon the provision of the guarantee.

The original guarantee certificate must be provided to the guarantor no later than 1 month after it has been determined that no further claims against the Lessee exist, or after the guarantor has paid the Lessor the maximum amount.

§ 6

Additional costs

The Lessee shall compensate the Lessor for the following charges: electricity, water, wastewater, heating, chimney sweeping, waste disposal, street sweeping, chimney cleaning, lighting, heating-system maintenance, maintenance of the air-conditioning system, fire extinguishers, fire-alarm system and all other maintenance work, cleaning the gutters, other operations-related auxiliary costs and municipal charges and fees, and property taxes. Where possible, the Lessee shall pay these costs directly to the operators and/or the city. The Lessor shall offset these costs – to the extent that it is responsible for them – by June 30 of the following year, upon provision of receipts. The invoice must be paid within a month.

If ongoing additional costs, property charges and/or public fees are introduced or changed after the conclusion of the Agreement as a result of legal or official regulations, the Lessor shall be entitled to transfer the additional burden to the Lessee in each case. The transfer of the additional charges shall be considered agreed as of the time the charges take effect; no increase declaration shall be required.

If a claim for payment is asserted against the Lessor for assessments or development charges, the Lessor can increase the rent by an amount derived from the amortization of the charges and their interest of 5.5%, based on the remaining usage time of the building.

The Lessee shall provide a monthly partial payment for the additional costs, to be established by the Lessor, of 1/12 of the expected annual costs.

The Lessor shall be entitled to adjust the partial payments for the additional costs on the basis of the annual statement for the past calculation period. This adjustment shall be considered agreed upon receipt of notification.

§ 7

Insurance

The Lessor has insured the rental property against fire and storm damage. If an insurance premium increases as a result of an increased insurance risk, based on the Lessee’s operations or on construction measures carried out or commissioned by the Lessee, the Lessee must compensate the Lessor for the additional premium.

The Lessee must obtain property liability insurance, tap-water damage insurance based on the values established by the building’s fire insurance, glass damage insurance and liability insurance as the operator of facilities for storing environmentally harmful substances, to the extent that such risks are associated with the Lessee’s operations, and in sufficient scope.

§ 8

Value-retention clause

The consumer price index for the past five years, as officially established by the German Federal Statistical Office, is an average of 1.6% and is set for the term of the Agreement. In other words, on January 1 of any subsequent year, the rent will increase by 1.6%. After December 31, 2017, the respective annually established consumer price index will be used as the basis. In the event of a rent increase, the Lessor must report this change by providing a statement; in the event of a decrease, the Lessee must do the same. Failure to do so shall not constitute a waiver of the right to adjustment. However, the respective parties to the Agreement shall only be considered in default for payment of the increased amounts or repayment of the decreased amounts once the respective statement has been received.

The parties to the Agreement hereby agree to cooperate in obtaining the necessary approval from the Central Bank to ensure the legal validity of the above adjustment clause.

§ 9

Condition of the rental property upon conclusion of the Agreement

The rental property is in the contractual condition acknowledged by both parties to the Agreement. The following features should particularly be noted:

•	Presentable appearance of the office wing and the exterior access area

•	Reception area with high-quality natural stone flooring and private stairs with stainless-steel railings

•	Bright, excellently illuminated office spaces, some with heat-insulating glass and additional exterior sun protection

•	Manufacturing, workshop, warehouse: generous space, large windows with exterior sun protection, greater than average amount of daylight

•	Better view to outside compared to the standard

•	Bright, light-reflecting walls and ceiling surfaces

•	Overhead lighting with unusually large dome lights

•	Better room climate due to convector heaters on the exterior walls rather than just unhealthy circulating-air heating

•	Electrical installations and data cables conforming to higher standards, tailored to the intended use

•	Climate-controlled offices

•	High-quality flooring in the manufacturing / warehouse areas

•	Park-like exterior facilities

The attached inspection protocol is a component of the Agreement. The Lessee cannot derive any rights against the Lessor on the basis of damages or defects that are not included in the protocol.

§ 10

Maintenance of the rental property – structural changes – warranty

The Lessor shall be obligated to maintain the rental property for the duration of this Agreement. The Lessor shall not have any warranty obligations beyond this maintenance obligation. Damage claims as per § 538 of the BGB (German Civil Code) are excluded unless an agent of the Lessor intentionally causes the damage.

Structural measures that become necessary after the transfer of the rental property to the Lessee as a result of official instructions or requirements or due to the nature of the operations shall be arranged by the Lessor. If such measures become necessary due to the nature of the operations, the Lessee shall bear the costs. The Lessor shall not be obligated to build additional structures.

The Lessee shall bear the costs for maintenance work in and on the building up to an amount of €300.00 in individual cases, as well as all costs for maintaining the exterior facilities. Furthermore, the Lessee must arrange cosmetic repairs at appropriate intervals and at its own expense, using first-rate materials.

When carrying out maintenance work on the building, the Lessor shall take the Lessee’s interests into consideration wherever possible, particularly by scheduling the work outside the Lessee’s business hours. There is no obligation to compensate the Lessee for any costs or lost profits resulting from the performance of such work.

Structural measures that are not necessary for the upkeep of the building, to prevent risks to the rental property, to eliminate hazards from the rental property or to rectify damages can only be carried out by the Lessor with permission from the Lessee if the performance of such work will hinder the Lessee’s business operations to a more than insignificant degree.

The Lessee shall be entitled to install all operating equipment and machines in and on the building and on the property as needed for its operations. The Lessee shall only be entitled to make structural changes on and to the rental property, particularly renovations and installations, etc., with prior written permission from the Lessor. The Lessor can base such permission on the Lessee’s agreement to guarantee the complete or partial return to the condition of the rental property after the end of Phase 2 in the event that the Lessee moves out.

Unavoidable damages to the rental property itself or its usage, or damages for which the Lessor is not responsible, that are caused while building the connecting structure as per § 1 or as a result of general maintenance or repair measures shall not entitle the Lessee to reduce the rent or to assert damage compensation and/or retention rights.

If, at the end of the rental term, the Lessee wishes to remove/uninstall equipment and/or installations that it has provided in the rental property, it must first offer these to the Lessor. If the Lessor wishes to keep these installations, it must pay the Lessee the manufacturing costs minus an appropriate amount for their depreciation. If not, the Lessee must also restore the original condition in terms of the equipment at the end of the Agreement.

In the event of imminent risk, the Lessee shall be entitled and obligated to take all necessary measures, at the Lessor’s expense, in order to prevent or rectify damages to the rental property if the Lessor cannot be notified at all or not in a timely manner.

The Lessor shall be entitled to access the rental property at any time during normal business hours with prior notice.

§ 11

Lessor’s lien

The Lessee hereby declares that the items listed in the Annex to this Agreement, brought in upon the signing of the Agreement, are its free property and are neither attached nor pledged.

§ 12

Road safety obligation

The Lessee shall release the Lessor internally from third-party claims based on a violation of the road safety obligation for the rental property, as long as the damage is not based on the Lessor’s failure to immediately rectify known structural defects. The Lessee shall be responsible for cleaning, sanding roads and clearing snow, both on and in front of the property, if the owner is subject to a corresponding obligation.

§ 13

Destruction of the rental property through fire or other circumstances

In the event of the complete destruction of, or significant damage to, the building through fire or other effects on the basic structure of the building or the property, the Rental Agreement shall end immediately. In this event, the Lessee shall be released from the obligation to provide a service in return as long as the Lessee did not cause the destruction or significant damage. The Lessee shall not be entitled to any damage compensation claims against the Lessor for destruction or significant damage to the rental property and the resulting effects if the Lessor is not responsible for these. Under no circumstances shall the Lessor be obligated to rebuild the structure.

§ 14

Insolvency of the Lessee

If an application to initiate insolvency proceedings is submitted with regard to the Lessee’s assets, the rental relationship shall be extraordinarily terminated without separate notice on the date the proceedings are initiated. In this event, the Lessee must immediately move out of the rental property. In order to continue using the property, the Lessee must pay a usage fee as an asset liability in the amount of the contractually agreed rent, plus an advance payment for operating costs.

§ 15

Subletting

The Lessee shall not be entitled to sublet the rental property to third parties or allow them to use it without permission from the Lessor. The Lessor can only refuse such permission for subletting and transferring use for good cause.

§ 16

Offsetting, retention

The Lessee can only offset claims against the rent and the additional costs, or exercise a right of retention, if the claim is undisputed or legally established.

§ 17

Liability and assistants

The Lessee shall be liable for damages caused by its employees or third parties to whom it has granted access to the property, whether explicitly or by implication, to the same extent as for its assistants.

§ 18

End of the Rental Agreement

At the end of the Rental Agreement, the rental property must be returned to the Lessor in completely empty, clean condition, with whitewashed walls.

All keys, including those made by the Lessee itself, and/or all technical equipment for an electronic access system must be returned to the Lessor. The Lessor shall be liable for all damages that the Lessor incurs as a result of the failure to fulfill this obligation, particularly as a result of lost keys or other locking components.

§ 19

Other

Modifications to this Agreement must be made in writing. This also applies to modifying the written-form requirement.

The parties have not concluded any side agreements.

If a provision of this Agreement is invalid, this shall not affect the validity of the remaining Agreement. The parties must agree to another provision that as closely as possible approximates the sense and economic significance of the invalid provision.

Lessee: Cascade Microtech Dresden GmbH

[SIGNED]		[SIGNED]
Claus Dietrich	Confirmed:	Steve Mahon

Managing Director	VP of Operations
Cascade Microtech Dresden GmbH Cascade Microtech Inc.

[STAMP: Cascade Microtech Dresden GmbH / Süss-Straße 1 / 01561 Thiendorf OT Sacka / Germany]

Lessor: Süss Grundstücksverwaltungs GbR

[SIGNED]

Dr. Winfried Süss

Enclosures:

-	Inspection protocol
-	Site plan

Inspection Protocol for the Rental Agreement
Inspected property:		Property and building Süss-Straße 1 01561 Sacka	Participant (Lessor): Dr. Ralf Süss Participant (Lessee): René Wolf/FM
Date of inspection:		June 10, 2011
Item	Area	Defects discovered	Suggestions for rectification / comments
1	Office building	Rodent infestation in the office building	Check the floor-slab seal – set on-site appointment with Mr. Abt
2	Both halls	Roofs show increasing number of leaks	Observation by Mr. Wolf
3	All buildings	Some windows are not sealed	Order placed to adjust the windows
4	All buildings	Urinal drainage is faulty	Unresolved
5	Office building	Air-conditioning systems in the glass building – defective service	Unresolved
6	Office building	Hall lighting in entry hall – defective software	Mr. Wolf to call for tenders
7	Hall 1	Install water shutoff valves	Mr. Wolf to call for tenders
8	Hall 2	Lightwells show first signs of damage (sealed against rainwater!)	Unresolved
9	All buildings	Property condition documented with digital pictures (images P1020384 through P1020580)

Lessor’s signature: [SIGNED 6/24/2011]			Lessee’s signature: [SIGNED / STAMPED]

[SITE PLAN (illegible)]

DR.-ING. RALF SÜSS

[STAMP: Received June 17, 2011]

DR.-ING. R. SÜSS – BAYREUTHERSTRASSE 4 – 81925 MÜNCHEN

Cascade Microtech GmbH

c/o Dr. Claus Dietrich

Süss-Straße 1

01561 Sacka

Munich, June 14, 2011

Rental Agreement – Clarification

Dear Dr. Dietrich,

on behalf of Süss Grundstücksverwaltungs GbR, I would hereby like to clarify that Phase 2, which is not defined more specifically in the Rental Agreement, refers to a connecting structure between the two existing buildings.

The sentence in §10 of the Rental Agreement:

The Lessor can base such permission on the Lessee’s agreement to guarantee the complete or partial return to the condition of the rental property after the end of Phase 2 in the event that the Lessee moves out.

should be understood to mean:

The Lessor can base such permission on the Lessee’s agreement to guarantee the complete or partial return to the condition of the rental property after the conclusion of construction measures for the connecting structure (as per §1) in the event that the Lessee moves out.

I hope that this clarification will establish a common understanding.

Yours sincerely,

[SIGNED]

p.p. Dr. Ralf Süss (Doctor of Engineering)